Exhibit 99.1

Contact:	Paula Taylor
Corporate Services
(972) 420-8221

HORIZON HEALTH ANNOUNCES COMPLETION OF

FRIENDS HOSPITAL TRANSACTION

LEWISVILLE, Texas (July 1, 2005) — Horizon Health Corporation (NASDAQ/NM:HORC) today announced today that it consummated its previously announced transaction involving the formation of a joint venture with Friends Hospital, a 501(c)(3) charitable organization and the acquisition by that joint venture of Friends Hospital located in Philadelphia, Pennsylvania. Horizon is an 80% member of the joint venture and Friends, which has changed its name to the Thomas Scattergood Behavioral Health Foundation, is a 20% member of the joint venture. In the transaction, the joint venture leased the hospital facility on a 40 year prepaid basis.

Friends Hospital, founded in 1813, consists of a 192-bed behavioral health hospital and a 26-bed adult residential treatment center. The hospital provides inpatient and outpatient behavioral health services primarily for residents of Philadelphia, Southeastern Pennsylvania and New Jersey. For the fiscal year ended June 30, 2004, Friends Hospital had revenues of approximately $35.4 million and for the six months ended December 31, 2004, revenues of approximately $18.7 million.

Ken Newman, Chairman and Chief Executive Officer of Horizon, stated, “We are very pleased that Horizon was able to work with Friends to structure and complete this transaction. We consider Friends Hospital a unique behavioral health institution. We believe we have the opportunity to significantly improve and expand the clinical services Friends Hospital provides to the communities it serves while at the same time, as a result of the transaction, allowing the Foundation to separately continue its charitable mission.”

Horizon Health Corporation is a leading contract manager of clinical services for acute care hospitals and employers and an owner of behavioral health care facilities.

The statements contained herein based on future expectations rather than on historical facts are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those in any such forward-looking statements include, but are not limited to, the ability to satisfy the conditions precedent to the Friends Hospital transaction, the ability to consummate additional acquisitions, the ability to integrate the existing operations of Friends Hospital and other acquired hospitals on a cost-effective basis, adverse changes in reimbursement to psychiatric hospitals by federal and state health care programs and other third-party payors and various other risks as outlined in Horizon’s Securities and Exchange Commission filings. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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